UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.                                                          )

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Endologix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13900 Alton Parkway, Suite 122
Irvine, California 92618

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held January 11, 2005

     To the Stockholders of Endologix, Inc.:

     You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Endologix, Inc. (“Endologix” or the “Company”) on January 11, 2005 at 10:00 a.m., Pacific time. The Special Meeting will be held at the Company’s principal executive offices at 13900 Alton Parkway, Suite 122, Irvine, California 92618 for the following purposes, as more fully described in the accompanying proxy statement:

     1. To approve the proposed amendment to the Company’s 1996 Stock Option/Stock Issuance Plan to increase by 2,000,000 the number of shares available for issuance thereunder; and

     2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the meeting.

     Only stockholders of record at the close of business on November 30, 2004 will be entitled to vote at the Special Meeting or any adjournment or postponement thereof.

     All stockholders are urged to attend the Special Meeting in person or by proxy. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE. By returning the proxy, you can help Endologix avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Special Meeting if a quorum of the outstanding shares is not present or represented by proxy. If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Special Meeting.

By Order of the Board of Directors

PAUL McCORMICK
President and Chief Executive Officer

Irvine, California
December 2, 2004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
GENERAL
SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PROPOSAL
EQUITY COMPENSATION PLAN INFORMATION
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
OTHER BUSINESS

13900 Alton Parkway, Suite 122
Irvine, California 92618

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Endologix, Inc. (“Endologix” or the “Company”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on January 11, 2005 at 10:00 a.m., Pacific time, at the Company’s principal executive offices at 13900 Alton Parkway, Suite 122, Irvine, California 92618, at which time stockholders of record as of November 30, 2004 will be entitled to vote. On November 30, 2004, Endologix had 31,836,864 shares of its common stock outstanding. Stockholders of record on such date are entitled to one vote for each share of common stock held on all matters to be voted upon at the Special Meeting.

     Endologix intends to mail this proxy statement and the accompanying proxy card on or about December 6, 2004 to all stockholders entitled to vote at the Special Meeting. Endologix’s principal executive offices are located at 13900 Alton Parkway, Suite 122, Irvine, California 92618. The telephone number at that address is (949) 595-7200.

VOTING

     The shares of common stock constitute the only outstanding class of voting securities of the Company. The presence in person or by proxy of the holders of a majority of the common stock issued and outstanding constitutes a quorum for the transaction of business at the Special Meeting. Each stockholder of record is entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Special Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Special Meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Special Meeting, are considered stockholders who are present and entitled to vote and count toward the quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-vote” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.

     Approval of the amendment to the Company’s 1996 Stock Option/Stock Issuance Plan to increase the number of shares issuable thereunder by 2,000,000 shares requires the affirmative vote of a majority of the shares present or represented and entitled to be voted at the Special Meeting. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not effect the outcome. Abstentions will have the effect of votes against this proposal.

     Shares of common stock represented by a properly executed proxy received in time for the Special Meeting will be voted as specified therein, unless the proxy previously has been revoked. Unless otherwise specified in the proxy, the persons named therein will vote FOR the amendment to the 1996 Stock Option/Stock Issuance Plan.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by the holder of record by filing with the Secretary of Endologix at Endologix’s principal executive office at the address above, a written notice of revocation or a new duly executed proxy bearing a date later than the date indicated on the previous proxy, or it may be revoked by the holder of record attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

SOLICITATION

     Endologix will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others, to forward to such beneficial owners. Endologix may, if deemed necessary or advisable, retain a proxy solicitation firm to deliver solicitation materials to beneficial owners and to assist the Company in collecting proxies from such individuals. Endologix may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Endologix. No additional compensation will be paid to directors, officers or other regular employees for such services.

GENERAL

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding the ownership of Endologix’s common stock as of November 30, 2004 by: (i) each stockholder known to Endologix to be a beneficial owner of more than five percent (5%) of the Company’s common stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current directors and officers of Endologix as a group.

	Number of Shares	Percentage of
Name and Address (1)	Beneficially Owned (2)	Outstanding Shares (3)
Federated Investors, Inc. (4)	5,697,306	17.9%
Joseph Edelman (5)	1,654,130	5.2%
S.A.C. Capital Advisors, L.L.C. (6)	1,606,900	5.0%
Franklin D. Brown (7)	321,783	1.0%
Paul McCormick	498,269	1.6%
David M. Richards (8)	130,366	*
Karen Uyesugi (9)	64,892	*
Joseph A. Bishop	1,465	*
Maurice Buchbinder, M.D. (10)	994,077	3.1%
Roderick de Greef (11)	6,771	*
Edward B. Diethrich, M.D. (12)	547,213	1.7%
Jeffrey F. O’Donnell (13)	230,000	*
Gregory D. Waller (14)	7,292	*
All directors and officers as a group (10 persons) (15)	2,670,297	8.2%

*	Represents beneficial ownership of less than 1%

(1)	Unless otherwise indicated, the business address of each holder is: c/o Endologix, Inc., 13900 Alton Parkway, Suite 122, Irvine, CA 92618.

(2)	The number of shares of common stock beneficially owned includes any shares issuable pursuant to stock options that are currently exercisable or may be exercised within 60 days after November 30, 2004. Shares issuable pursuant to such options are deemed outstanding for computing the ownership percentage of the person holding such options but are not deemed to be outstanding for computing the ownership percentage of any other person.

(3)	Applicable percentages are based on 31,836,864 shares outstanding on November 30, 2004, plus the number of shares such stockholder can acquire within 60 days after November 30, 2004.

(4)	Based on information contained in a Schedule 13-G/A filed with the Securities and Exchange Commission on June 14, 2004. The address of Federated Investors, Inc. is 140 East 45th Street, 43rd Floor, New York, New York 10017.

(5)	Includes 1,461,982 shares held by Perceptive Life Sciences Master Fund Ltd. a Cayman Islands company of which the investment manager is Perceptive Advisors LLC, a Delaware limited liability company of which Mr. Edelman is the managing member and 192,148 shares held in an account of First New York Trading, LLC, of which Mr. Edelman has voting and dispositive power. Based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission on October 18, 2004. The address for Mr. Edelman is c/o First New York Securities, LLC, 850 Third Avenue, 8th Floor, New York, New York 10022.

(6)	Based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission on August 31, 2004. The address of S.A.C. Capital Advisors, L.L.C. is 72 Cummings Point Road, Stamford, Connecticut 06902.

(7)	Includes 57,083 shares subject to options exercisable within 60 days after November 30, 2004.

(8)	Includes 10,042 shares subject to options exercisable within 60 days after November 30, 2004.

(9)	Includes 30,001 shares subject to options exercisable within 60 days after November 30, 2004.

(10)	Includes 272,877 shares subject to options exercisable within 60 days after November 30, 2004, and 55,000 shares held in a family trust.

(11)	Consists of shares subject to options exercisable within 60 days after November 30, 2004.

(12)	Includes 523,775 shares held by T&L Investments L.P. Dr. and Mrs. Edward B. Diethrich hold a total of 98% of the voting and dispositive power over the shares through a 98% ownership of the capital stock of EBDFam, Inc., the general partner in T&L Investments LP. Includes 23,438 shares subject to options exercisable within 60 days after November 30, 2004.

(13)	Consists of shares subject to options exercisable within 60 days after November 30, 2004.

(14)	Consists of shares subject to options exercisable within 60 days after November 30, 2004.

(15)	Includes 654,545 shares subject to options exercisable within 60 days after November 30, 2004.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following table sets forth the salary and bonus earned for the three fiscal years ended December 31, 2003, by the Company’s Chief Executive Officer and the other executive officers whose salary and bonus exceeded $100,000 for the 2003 fiscal year. All of the individuals named in the table are referred to in this proxy statement as the “Named Executive Officers.”

				Long Term
				Compensation
		Annual Compensation		Shares Underlying
		Salary	Bonus	Options
Franklin D. Brown (a)	2003	$200,000	$—	—
Chairman of the Board	2002	196,285	47,250	20,000 (b)
of Directors	2001	—	—	—
Paul McCormick	2003	$240,000	$50,400	100,000
President and Chief Executive	2002	119,583	29,025	—
Officer	2001	—	—	—
Joseph A. Bishop (c)	2003	$141,000	$35,151	—
Vice President, Research	2002	138,715	27,298	50,000
and Operations	2001	125,000	—	15,000
David M. Richards (d)	2003	$136,000	$32,477	30,000
Chief Financial Officer and	2002	119,231	24,713	50,000
Secretary	2001	99,789	—	5,000
Karen Uyesugi (e)	2003	$170,000	$38,250	30,000
Vice President Clinical and	2002	93,333	26,780	70,000
Regulatory Affairs	2001	—	—	—

(a)	Mr. Brown currently serves as the Company’s Chairman. He also served as the Company’s Chief Executive Officer following the merger with (former) Endologix on May 29, 2002 until January 1, 2003.

(b)	Options were granted before employment as the Company’s Chief Executive Officer based upon Board participation.

(c)	Mr. Bishop resigned as Vice President, Research and Operations of the Company effective January 9, 2004.

(d)	Mr. Richards resigned as Chief Financial Officer and Secretary of the Company effective August 16, 2004.

(e)	Ms. Uyesugi became the Company’s Vice President of Clinical and Regulatory Affairs following the Company’s merger with (former) Endologix on May 29, 2002.

Stock Options

     The following table sets forth the number and potential realizable value of options granted to each of the Named Executive Officers during the year ended December 31, 2003.

Potential Realizable Value
of Options At Assumed
Annual Rates of Stock
Price Appreciation for
		Individual Grants			Option Term (4)
% of Total
	Number of	Options
	Securities	Granted To
	Underlying	Employees	Exercise of
	Options	in Fiscal	Base Price	Expiration
Name	Granted (1)	Year (2)	($/Share) (3)	Date	5% ($) (4)	10% ($) (4)
Franklin D. Brown	—	—	—	—	$—	$—
Paul McCormick	100,000	18.1%	$3.92	12/11/2013	246,527	624,747
Joseph A. Bishop	—	—	—	—	—	—
David M. Richards	30,000	5.5%	$3.92	12/11/2013	73,958	187,424
Karen Uyesugi	30,000	5.5%	$3.92	12/11/2013	73,958	187,424

(1)	The options listed in the table were granted under the Company’s 1996 Stock Options/Stock Issuance Plan. The options have a maximum term of ten years measured from the date of grant. Twenty-five percent (25%) of the options are exercisable upon the optionee’s completion of one year of service measured from the date of grant, and the balance are exercisable in a series of successive equal monthly installments upon the optionee’s completion of each additional month of service over the next 36 months thereafter.

(2)	Based upon options granted for an aggregate of 550,000 shares to employees in 2003, including the Named Executive Officers.

(3)	The exercise price may be paid in cash or in shares of the Company’s common stock valued at fair market value on the exercise date.

(4)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no guarantee that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of options held by the Named Executive Officers during the year ended December 31, 2003.

	Shares	Aggregate	Number of Securities		Value of Unexercised In-the-
	Acquired	Value	Underlying Unexercised		Money Options at
	on	Realized $	Options at Fiscal Year-End		Fiscal Year-End (2)
Name	Exercise	(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Franklin D. Brown	—	$—	51,667	10,833	$30,657	$25,891
Paul McCormick	—	—	—	100,000	—	3,000
Joseph A. Bishop	—	—	165,939	46,561	69,623	64,999
David M. Richards	12,500	25,375	59,527	64,146	30,443	93,901
Karen Uyesugi	20,416	50,863	2,917	76,667	9,043	145,568

(1)	Based on the fair market value on the date of exercise less the exercise price payable for such shares.

(2)	Based on the fair market value of the Company’s common stock at year-end, $3.95 per share, less the exercise price payable for such shares.

Management Contracts and Termination of Employment and Change in Control Agreements

     The Company entered into an employment agreement with Mr. Brown, the Company’s Chairman, effective October 18, 2002. The agreement has a three-year term and it automatically renews for successive one-year terms thereafter. The agreement provides for annual increases in base salary as may be determined by the Compensation Committee of the Company’s Board of Directors. Mr. Brown’s base salary is $150,000, and he is eligible to receive incentive-based stock options. The agreement includes executive fringe benefits as is customary for the Company’s other executives. If the Company terminates Mr. Brown’s employment without cause or he resigns for good reason, he is entitled to his base salary and continued benefits for six months. Additionally, Mr. Brown’s stock options that would have vested over the following six months will vest immediately upon his termination. Lastly, Mr. Brown would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination. In the event Mr. Brown’s employment is terminated in connection with a change in control, he is entitled to his base salary and continued benefits for twelve months and all of his stock options will accelerate and vest and all of the Company’s rights to repurchase his restricted stock will terminate. Finally, Mr. Brown would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination.

     The Company entered into an employment agreement with Mr. McCormick, the Company’s Chief Executive Officer and President, effective October 18, 2002. The agreement has a three-year term and it automatically renews for successive one-year terms thereafter. The agreement provides for annual increases in base salary as may be determined by the Compensation Committee of the Company’s Board of Directors. Mr. McCormick’s base salary is $260,000 and he is eligible to receive an annual cash bonus of up to 35% of his base salary as well as incentive-based stock options. The agreement includes executive fringe benefits as is customary for the Company’s other executives. If the Company terminates Mr. McCormick’s employment without cause or he resigns for good reason, he is entitled to his base salary and continued benefits for six months. Additionally, Mr. McCormick’s stock options that would have vested over the following six months will vest immediately upon his termination. Lastly, Mr. McCormick would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination. In the event Mr. McCormick’s employment is terminated in connection with a change in control, he is entitled to his base salary and continued benefits for twelve months and all of his stock options will accelerate and vest and all of the Company’s rights to repurchase his restricted stock will terminate. Finally, Mr. McCormick would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination.

     The Company entered into an employment agreement with Ms. Uyesugi, Vice President of Clinical and Regulatory Affairs, effective October 18, 2002. The agreement has a three-year term and it automatically renews for successive one-year terms thereafter. The agreement provides for annual increases in base salary as may be determined by the Compensation Committee of the Company’s Board of Directors. Ms. Uyesugi’s base salary is $176,800, and she is eligible to receive an annual cash bonus of up to 30% of her base salary as well as incentive-based stock options. The agreement includes executive fringe benefits as is customary for the Company’s other executives. If the Company terminate Ms. Uyesugi’s employment without cause or she resigns for good reason, she is entitled to her base salary and continued benefits for six months and all stock options that would have vested over the following six months will vest immediately upon her termination. Lastly, Ms. Uyesugi would be entitled to a prorated payment equal to the target bonus amount for which she would have been eligible for the year of termination. In the event Ms. Uyesugi is terminated in connection with a change in control, she is entitled to her base salary and continued benefits for twelve months and all stock options will accelerate and vest and all of the Company’s rights to repurchase her restricted stock will terminate. Finally, Ms. Uyesugi would be entitled to a prorated payment equal to the target bonus amount for which she would have been eligible for the year of termination.

     The Company entered into an employment agreement with Mr. Schreck, Vice President of Research and Development, effective February 23, 2004. The agreement expires on October 18, 2005, unless sooner terminated pursuant to the terms and provisions of the agreement. Unless thirty days notice is provided by either party before the expiration date, the agreement automatically renews for successive one-year terms thereafter. The agreement provides for annual increases in base salary as may be determined by the Compensation Committee of the Company’s Board of Directors. Mr. Schreck’s base salary is $170,000, and he is eligible to receive an annual cash bonus of up to 30% of his base salary as well as incentive-based stock options. The agreement includes executive fringe benefits as is customary for the Company’s other executives. If the Company terminates Mr. Schreck’s employment without cause or he resigns for good reason, he is entitled to his base salary and continued benefits for six months and all stock options that would have vested over the following six months will vest immediately upon his termination. Lastly, Mr. Schreck would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination. In the event Mr. Schreck is terminated in connection with a change in control, he is entitled to his base salary and continued benefits for twelve months and all stock options will accelerate and vest and all of the Company’s rights to repurchase his restricted stock will terminate. Finally, Mr Schreck would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination.

     The Company entered into an employment agreement with Mr. Robert J. Krist, Chief Financial Officer, effective August 16, 2004. The agreement expires on October 18, 2005, unless sooner terminated pursuant to the terms and provisions of the agreement. Unless thirty days notice is provided by either party before the expiration date, the agreement automatically renews for successive one-year terms thereafter. The agreement provides for annual increases in base salary as may be determined by the Compensation Committee of the Company’s Board of Directors. Mr. Krist’s base salary is $190,000, and he is eligible to receive an annual cash bonus of up to 30% of his base salary as well as incentive-based stock options. The agreement includes executive fringe benefits as is customary for the Company’s other executives. If the Company terminates Mr. Krist’s employment without cause or he resigns for good reason, he is entitled to his base salary and continued benefits for six months and all stock options that would have vested over the following six months will vest immediately upon his termination. Lastly, Mr. Krist would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination. In the event Mr. Krist is terminated in connection with a change in control, he is entitled to his base salary and continued benefits for twelve months and all stock options will accelerate and vest and all of the Company’s rights to repurchase his restricted stock will terminate. Finally, Mr. Krist would be entitled to a prorated payment equal to the target bonus amount for which he would have been eligible for the year of termination.

     The Company entered into an employment agreement with Mr. Richards, the Company’s former Chief Financial Officer and Secretary, effective October 18, 2002. Effective August 16, 2004, Mr. Richards resigned from the Company for good reason pursuant to the terms of his employment agreement. As a result of his resignation, Mr. Richards is receiving his base salary for six months in semi-monthly payments and is entitled to continued benefits for six months after his resignation. In addition, all stock options that would have vested over the six months following his resignation became immediately vested and fully exercisable.

Compensation Committee Interlocks and Insider Participation

     None of the Company’s executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Board Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors makes recommendations to the full Board with respect to the base salary and bonuses to be paid to the Company’s executive officers each fiscal year. In addition, the Compensation Committee has the authority to administer the Endologix 1996 Stock Option/Stock Issuance Plan with respect to option grants and stock issuances made thereunder to officers and other key employees. The following is a summary of the policies of the Compensation Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this proxy statement.

     General Compensation Policy. The Company’s compensation policy is designed to attract and retain qualified key executives critical to the Company’s success and to provide such executives with performance-based incentives tied to the achievement of certain milestones. One of the Compensation Committee’s primary objectives is to have a substantial portion of each officer’s total compensation contingent upon the Company’s performance as well as upon the individual’s contribution to the Company’s success as measured by his personal performance. Accordingly, each executive officer’s compensation package is comprised primarily of three elements:

•	base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry;

•	variable performance awards payable in cash and tied to the Company’s achievement of certain goals; and

•	long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company’s stockholders.

     The following are the principal factors that the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2003 fiscal year. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

     Base Salary. The base salary levels for the executive officers were established by the Board for the 2003 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which the Company competes for executive talent, and internal comparability considerations. Although the Compensation Committee reviewed various compensation surveys, the Board did not rely upon any specific survey for comparative compensation purposes. Instead, the Board made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. The Compensation Committee on an annual basis will review base salaries, and adjustments will be made in accordance with the factors indicated above.

     Annual Incentive Compensation. The Endologix Employee Bonus Plan provides the Board of Directors with discretionary authority to award cash bonuses to executive officers and employees in accordance with recommendations made by the Compensation Committee. The Compensation Committee’s recommendations are based upon the extent to which financial and performance targets (established semi-annually by the Compensation Committee) are met and the contribution of each such officer and employee to the attainment of such targets. For fiscal year 2003, the performance targets for each of the executive officers included gross sales, cash flow, engineering product goals and regulatory goals. The weight given to each factor varied from individual to individual.

     Long-Term Incentive Compensation. The 1996 Stock Option/Stock Issuance Plan also provides the Board with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage Endologix from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the officer’s tenure, level of responsibility and relative position in Endologix. The Company has established general guidelines for making options grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual’s position with Endologix and their existing holdings of unvested options. However, the Company does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years from the date of grant). The option normally vests in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employ and the market price of the Company’s common stock appreciates over the option term.

     CEO Compensation. The Compensation Committee sets the base salary for Paul McCormick, the Company’s Chief Executive Officer, at a level which is designed to provide a salary competitive with salaries paid to chief executive officers of similarly-sized companies in the industry and commensurate with each such individual’s experience. Mr. McCormick’s experience at the former Endologix, given the central role of the CEO in commercializing the technology acquired in the merger, was an important determinant in setting his compensation. As the Company’s activities for 2003 were mainly for research and development, the Compensation Committee did not intend to have the base salary component of compensation affected to any significant degree by the Company’s financial performance, but by the Company’s achievement of clinical and regulatory milestones.

Compensation Committee

Franklin D. Brown
Edward M. Diethrich, M.D.

Stock Performance Graph

     The graph depicted below shows Endologix’s stock price as an index assuming $100 invested on December 31, 1998, along with the composite prices of companies listed on the CRSP Total Return Index for National Association of Securities Dealers Automated Quotation (“NASDAQ”) Stock Market, and the NASDAQ Medical Device Manufacturers’ Index.

PERFORMANCE GRAPH DATA
ANNUAL DATA SERIES

SCALED PRICES: Stock and index prices scaled to 100 at 12/31/98

		Nasdaq Medical
		Device	Nasdaq Stock Market
DATES	Endologix	Manufacturers	- U.S.
Dec-98	100.00	100.00	100.00
Dec-99	161.44	121.11	185.43
Dec-00	163.40	124.94	111.83
Dec-01	52.94	137.25	88.76
Dec-02	27.78	111.09	61.37
Dec-03	129.08	164.29	91.75

PROPOSAL

AMENDMENT TO THE 1996 STOCK OPTION/STOCK ISSUANCE PLAN TO INCREASE THE NUMBER
OF SHARES ISSUABLE THEREUNDER BY 2,000,000

     The stockholders are being asked to vote on a proposal to approve an amendment to the Company’s 1996 Stock Option/Stock Issuance Plan to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 2,000,000 shares.

     The amendment to the 1996 Stock Option/Stock Issuance Plan was adopted by the Board on October 21, 2004, subject to stockholder approval at the Special Meeting. The 1996 Stock Option/Stock Issuance Plan originally was adopted by the Board of Directors on May 1, 1996 and approved by the stockholders. The 1996 Stock Option/Stock Issuance Plan was amended by the Board of Directors on April 8, 1997, March 12, 1998, November 3, 1998 and March 31, 2000 to increase the number of shares available for issuance thereunder, and each amendment was subsequently approved by the stockholders.

     The following is a summary of the principal features of the 1996 Stock Option/Stock Issuance Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1996 Stock Option/Stock Issuance Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Secretary of Endologix at Endologix’s executive offices in Irvine, California.

Equity Incentive Programs

     The 1996 Stock Option/Stock Issuance Plan is comprised of three separate equity incentive programs: (i) a Discretionary Option Grant Program; (ii) a Stock Issuance Program; and (iii) an Automatic Option Grant Program and is administered by the Compensation Committee of the Board of Directors. The Plan Administrator has complete discretion (subject to the provisions of the 1996 Stock Option/Stock Issuance Plan) to authorize discretionary option grants or stock issuances under the 1996 Stock Option/Stock Issuance Plan. However, all grants under the Automatic Option Grant Program will be made in strict compliance with the provisions of that program, and no administrative discretion is exercised by the Plan Administrator with respect to the grants made thereunder.

Share Reserve

     5,450,000 shares of Common Stock (including the 2,000,000 shares for which stockholder approval is sought under this Proposal) are reserved for issuance under the 1996 Stock Option/Stock Issuance Plan. In no event may any one participant in the 1996 Stock Option/Stock Issuance Plan be granted stock options or separately exercisable stock appreciation rights for more than 800,000 shares in the aggregate over the term of the 1996 Stock Option/Stock Issuance Plan.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to the number and class of securities issuable (in the aggregate and to each participant) under the 1996 Stock Option/Stock Issuance Plan and to the number and class of securities subject to each outstanding option and the exercise price payable per share for those securities.

Interest of Certain Persons in Matter to be Acted Upon

     Officers and directors of the Company are eligible to participate in the 1996 Stock Option/Stock Issuance Plan, and have a substantial direct interest in the approval of the amendment to the 1996 Stock Option/Stock Issuance Plan

New Plan Benefits

     The Company believes that the benefits or amounts that have been received or will be received by any participant under the 1996 Stock Option/Stock Issuance Plan cannot be determined. Each non-employee member of the Board was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $6.35 on October 21, 2004, the date of the Company’s 2004 Annual Meeting of Stockholders, pursuant to the terms of the Automatic Option Grant Program. Such grants were contingent upon stockholder approval of the increase of the number of shares available under the 1996 Stock Option/Stock Issuance Plan to ensure that there were a sufficient number of shares available for issuance at the time of grant.

Eligibility

     Employees (including officers), non-employee Board members, consultants and other independent advisors who provide services to the Company and its parent or subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Only employees are eligible to receive incentive stock options under the Discretionary Option Grant Program. Non-employee members of the Board will also be eligible to participate in the Automatic Grant Program.

     As of November 30, 2004, approximately 60 employees (including 5 executive officers), and 5 non-employee Board members were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs and 5 non-employee Board members were eligible to participate in the Automatic Option Grant Program.

Discretionary Option Grant Program

     The Plan Administrator may grant either incentive stock options or nonqualified stock options under the Discretionary Option Grant Program. All incentive stock options are granted at an exercise price not less than 100% of the fair market value per share of Common Stock on the option grant date. Nonqualified stock options may be granted at an exercise price not less than 85% of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

     In addition, the Plan Administrator is authorized to issue tandem stock appreciation rights and limited stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program. Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock. Limited stock appreciation rights may be granted to officers of the Company as part of their option grants. Any option with such a limited stock appreciation right in effect will be automatically cancelled upon the successful completion of a hostile take-over of the Company. In return for the cancelled option, the officer will be entitled to a cash distribution from the Company in an amount per cancelled option share equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

Stock Issuance Program

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of the fair market value per share of Common Stock, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares either may be vested immediately upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares.

Automatic Option Grant Program

     Under the Automatic Option Grant Program, each non-employee member of the Board is automatically granted an option to purchase 30,000 shares of Common Stock upon such member’s election or appointment to the Board. In addition, on the date of each Annual Meeting of Stockholders, each individual who is to continue to serve as a non-employee Board member after such Annual Meeting will receive an additional option grant to purchase 20,000 shares of Common Stock, provided such individual has been a member of the Board for at least six (6) months.

     Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

     Each option will be immediately exercisable for all the option shares, but any shares purchased upon exercise of the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service.

     Each initial option grant will vest (and the Company’s repurchase rights described above will lapse) in four equal annual installments over the optionee’s period of Board service, with the first such installment to vest upon the completion of one year of Board service measured from the option grant date. Each annual option grant will vest (and the Company’s repurchase rights described above will lapse) upon the completion of one year of Board service from the option grant date.

     The shares subject to each automatic option grant will immediately vest upon the optionee’s death or permanent disability or an acquisition of the Company by merger or asset sale or a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). In addition, upon the successful completion of a hostile take-over, each automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

General Provisions

Acceleration

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company’s repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the discretion to grant options under the Discretionary Option Grant Program which automatically accelerate if the options are assumed or replaced in connection with such acquisition and the individual’s service is subsequently terminated within a designated period (not to exceed 18 months) following the acquisition. The Plan Administrator will also have the discretion to grant options which automatically accelerate in the event the individual’s service is terminated within a designated period (not to exceed 18 months) following a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). The Plan Administrator may also provide for the automatic vesting of any outstanding shares under the Stock Issuance Program upon similar terms and conditions.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Financial Assistance

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of the shares under the 1996 Stock Option/Stock Issuance Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any optionee may not exceed the cash consideration payable for the purchased shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant’s period of service.

Special Tax Election

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

Amendment and Termination

     The Board may amend or modify the 1996 Stock Option/Stock Issuance Plan in any or all respects whatsoever subject to any required stockholder approval. Unless terminated earlier by the Board, the 1996 Stock Option/Stock Issuance Plan will terminate on April 29, 2006.

Summary of Federal Income Tax Consequences of 1996 Stock Option/Stock Issuance Plan

     The following is a brief summary of certain federal income tax consequences of participation in the 1996 Stock Option/Stock Issuance Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 1996 Stock Option/Stock Issuance Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

     Incentive Options. No taxable income will be recognized by an optionee under the 1996 Stock Option/Stock Issuance Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee’s death) before the expiration of either of the one-year or two-year periods described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an incentive option.

     The exercise of an incentive option may result in an “adjustment” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the optionee’s regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

     Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee will be subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee, up to the number of the old shares exchanged, will have the same tax basis and holding period as the optionee’s basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

     Restricted Stock. If no Section 83(b) election is made and repurchase rights are retained by the Company, a taxable event will occur on each date the participant’s ownership rights vest (e.g., when the Company’s repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized.

     If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by the Company, then the participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares.

     Stock Appreciation Rights. The American Jobs Creation Act of 2004 (the “Jobs Act”) became law on October 22, 2004. The Jobs Act expanded the definition of the term “nonqualified deferred compensation plan” to include the deferral of payments subject to a “substantial risk of forfeiture” condition where the employee is effectively able to control the acceleration of the lapse of such condition as set forth in new Code Section 409A (the “New Rules”). While it directs the Internal Revenue Service to issue guidance by December 22, 2004, the language of the statute and the accompanying Joint Explanatory Statement of the Committee of the Conference (the “Conference Report”) indicate that a Stock Appreciation Right (“SAR”) will be treated as a form of “nonqualified deferred compensation” commencing with grants made after December 31, 2004. SARs granted prior to October 4, 2004 and SARs granted after October 3, 2004 but before January 1, 2005, which have not been materially modified after they were granted, will be taxed under the rules in effect on October 3, 2004 (the “Old Rules”).

     Under the Old Rules, no taxable income is recognized by a participant upon the grant of a SAR. Upon exercise, however, the participant will recognize ordinary income in the amount by which the fair market value of the shares subject to the SAR, on the date of exercise, exceeds the exercise price of the SAR multiplied by the number of shares subject to the SAR. If the SARs are settled in cash, any income recognized by a participant who is an employee will be subject to income tax withholding and such amount will be withheld from the gross amount to be paid to the participant in settlement of such SARs. If the Administrator permits the vested SARs to be settled in shares of our common stock instead of cash, any income recognized by a participant who is an employee will be subject to income tax withholding by us out of the participant’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant. Regarding SARs settled in shares of our common stock, the shares received by the participant will have a tax basis equal the amount of income recognized by the participant as a result of such settlement, and will have a holding period commencing with the date that the SARs vested. Upon the sale or disposition of such shares, the difference between the proceeds realized and the participant’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

     Under the New Rules, pending future guidance from the Internal Revenue Service, the amount by which the fair market value of the shares subject to the SAR on the date the right to exercise the SAR vests, exceeds the exercise price of the SAR, multiplied by the number of shares subject to the SAR, is includible in the participant’s gross income in such taxable year regardless of whether the SAR is actually exercised, unless the requirements of new Code Section 409A are satisfied, which include limits on the timing of elections that specify the amount, the deferral period and the form of future payment and other distribution events. If the Administrator permits the vested SARs to be settled in shares of our common stock instead of cash, any income recognized by a participant who is an employee will be subject to income tax withholding by us out of the participant’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant. Regarding SARs settled in shares of our common stock, the shares received by the participant will have a tax basis equal the amount of income recognized by the participant as a result of such settlement, and will have a holding period commencing with the date that the SARs vested. Upon the sale or disposition of such shares, the difference between the proceeds realized and the participant’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

     Tax Withholding. Under the 1996 Stock Option/Stock Issuance Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to any options exercised or restricted stock granted under the 1996 Stock Option/Stock Issuance Plan. To the extent permissible under applicable tax, securities, and other laws, the

Committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted stock up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (i) directing the Company to apply shares of Common Stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (ii) delivering to the Company shares of Common Stock owned by the participant.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information regarding outstanding options and rights and shares reserved for future issuance under the Company’s existing equity compensation plans as of December 31, 2003.

	Number of securities to be	Weighted average	Number of securities
	issued upon exercise of	exercise price of	remaining available for
Plan category	outstanding options	outstanding options	future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1996 Stock Option/Stock Issuance Plan	2,049,801	$3.46	225,975
Employee Stock Purchase Plan	—	—	205,768
Equity compensation plans not approved by security holders:
1997 Supplemental Stock Option Plan	88,500	$4.24	1,500
Total	2,138,301	$3.50	433,243

1997 Supplemental Stock Option Plan.

     This stock option plan is used to provide compensation to non-employees, typically as part of a consulting services arrangement. The plan authorizes the issuance of non-qualified stock options only. The Company accounts for non-employee stock-based awards, in which goods or services are the consideration received for the stock options issued, in accordance with the provisions of SFAS No.123 and related interpretations.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION/STOCK ISSUANCE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE THEREUNDER BY 2,000,000.

DEADLINE FOR RECEIPT OF
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     If the Company holds its 2005 annual meeting of stockholders on or about the same time as the 2004 annual meeting of stockholders, which was held on October 21, 2004, then any stockholder desiring to submit a proposal for action at the 2005 annual meeting of stockholders should arrange for such proposal to be delivered to the Company at its principal place of business no later than May 18, 2005, in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. However, if the Company holds its 2005 annual meeting of stockholders on a date that is more than 30 days earlier or later than this year’s Annual Meeting, then a stockholder proposal must be received by the Company at its principal place of business in a reasonable amount of time prior to when the Company begins to print and mail its proxy materials. Matters pertaining to such proposals, including the number and length thereof, the eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the SEC and other laws and regulations.

     SEC rules also establish a different deadline, the discretionary vote deadline, for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The discretionary vote deadline for the 2005 annual meeting of stockholders is July 30, 2005 (which was 45 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2004 annual meeting of stockholders). If a stockholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2005 annual meeting of stockholders.

     The Company was not notified of any stockholder proposals to be addressed at the Special Meeting. Because the Company was not provided notice of any stockholder proposal to be included in the proxy statement within a reasonable time before mailing, the Company will be allowed to use its voting authority if any stockholder proposals are raised at the meeting.

OTHER BUSINESS

     The Board of Directors is not aware of any other matter which may be presented for action at the Special Meeting. Should any other matter requiring a vote of the stockholders arise, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Paul McCormick
President and Chief Executive Officer

December 2, 2004

PROXY

ENDOLOGIX, INC.
Proxy Solicited by the Board of Directors
Special Meeting of the Stockholders – January 11, 2005

     The undersigned hereby nominates, constitutes and appoints Paul McCormick and Robert J. Krist, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of ENDOLOGIX, INC. which the undersigned is entitled to represent and vote at a Special Meeting of Stockholders of the Company to be held at 13900 Alton Parkway, Suite 122, Irvine, California 92618 on January 11, 2005, at 10:00 a.m., Pacific time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1.

1.	AMENDMENT OF THE COMPANY’S 1996 STOCK OPTION/STOCK ISSUANCE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER BY 2,000,000 SHARES.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE AMENDMENT OF THE COMPANY’S 1996 STOCK OPTION/ STOCK ISSUANCE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER BY 2,000,000 SHARES.

Date	, 200

(Signature of stockholder)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

2